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                                                                   Exhibit 16.1

March 28, 2001


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC  20549

Dear Sirs/Madams:

We have read Item 4 of Entercom Communications Corp.'s Report on Form 8-K, dated March 23, 2001, and have the following comments:


         1. We agree with the statements made in the first, fifth and sixth sentences of the first paragraph.

         2. With respect to the statements made in the second sentence of the first paragraph, we agree that we were notified of our dismissal on March 23, 2001.

         3. Except as discussed in 2, above, we have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph.

         4.  We agree with the statements made in the second paragraph.

         5. We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania